Exhibit 10.19

                        Knowlton Pass Electronics Limited

October 1, 2004

MaxTel Wireless Inc.
4360 Victoria Avenue
Vineland, Ontario L0R 2E0

Attention:  Tom Letourneau, President and CEO

Dear Sir:

      Re:   Your Engagement of Knowlton Pass Electronics Inc. ("KP")

Further to our discussions, we confirm our understanding that MaxTel Wireless Inc. (the "Company") is desirous of enhancing their shareholder value through, among other things, the contracting out of the operational concerns of operating a wireless communications company. KP is prepared to become your agent, working with the Company to assist it in trying to achieve this objective by managing its existing client base, exploiting its underutilized spectrum and operating its network, thereby providing an increase in net income to the Company.

This letter of agreement ("Letter Agreement") will, subject to your acceptance hereof, confirm the nature and extent of our discussions to date respecting, among other ancillary and related matters,:

      1) KP's engagement by the Company to act as its exclusive
      Contract/Spectrum manager/agent for the Company's existing airtime, circuit provision and equipment rental business; and

      2) the leasing to KP by the Company of certain radio and network equipment.

While a more formal contract may be concluded at a later date, this Letter Agreement will, subject only to the satisfaction or waiver of the conditions precedent set forth in section 4.16 hereof, constitute a binding agreement between KP and the Company in respect of the matters addressed below upon your acceptance hereof by signing and delivering back to us a copy of this Letter Agreement.

This Letter Agreement will come into force effective October 1, 2004 for a period of 10 years to and including September 30, 2014, and is automatically renewable on the same terms and conditions (other than for this right or renewal) at the sole discretion of KP for a further 10 years provided that KP advises the Company in writing of its intent to renew this Letter Agreement at least 3 months prior to the end of the initial term (i.e., by

June 30, 2014). The foregoing initial and renewal term is herein referred to as the "Term".

1.0   Contract/Spectrum Management Services

1.1   Appointment

      KP is hereby appointed the exclusive agent of the Company and as such will assume the role and responsibility of the Company in servicing the following contracts (the "Managed Contracts") , which Managed Contracts (or the Service Level Agreements in respect thereof) are attached as Appendix A hereto and which Managed Contracts are summarized in certain of their material terms below (which summaries the Company represents are true and correct):

------------------------------------------------------------------------------------------------------------
Client                                  Contract Terms                                        Annual Revenue
------------------------------------------------------------------------------------------------------------
Coutts Library Service                  From Mar 15, 2003 - service & maintenance                $  5,940.00
                                        contract - 36 months - to Mar 14, 2006
------------------------------------------------------------------------------------------------------------
NHS Welland Clinic                      From Oct. 2003 to Sept. 2004 - looking for               $  2,340.00
                                        renewal
------------------------------------------------------------------------------------------------------------
Niagara Health System                   Contract signed Feb. 28th, 2002; - went live             $ 78,390.00
                                        Feb 1, 2003 - for 5 yrs to Jan. 31, 2008
------------------------------------------------------------------------------------------------------------
Port Colborne Poultry - Airtime         From July 15, 2002 for 5 years                           $ 54,000.00
------------------------------------------------------------------------------------------------------------
Port Colborne Poultry - Internet        From July 15, 2002 for 3 years                           $  5,940.00
------------------------------------------------------------------------------------------------------------
TOTAL BROADBAND:                                                                                 $146,610.00
------------------------------------------------------------------------------------------------------------
CCRA/CBSA - Airtime                     From April 1, 2004 to March 31, 2005 (with               $154,836.00
                                        renewal notice)
------------------------------------------------------------------------------------------------------------
CCRA/CBSA - Radio                       From April 1, 2004 to March 31, 2005                     $ 60,000.00
------------------------------------------------------------------------------------------------------------
Hotel Falls Renaissance                 Contra agreement for Hotel radio use while               $  7,200.00
                                        MaxTel uses Hotel roof for tower antenna
------------------------------------------------------------------------------------------------------------
Lincoln Fire Department                 Contract signed Dec 20, 2002; effective Jan 1,           $ 10,000.00
                                        2003; ten year term, reviewed every 3 years
------------------------------------------------------------------------------------------------------------
Niagara Falls Fire                      Contract signed Apr. 9, 2003; Term is 10 years           $ 48,000.00
                                        from sign date; auto. Renewed for 2 x 5 yr.
                                        terms; Billing to commence when network is
                                        operational
------------------------------------------------------------------------------------------------------------
St. John's Ambulance                    10 years from Sept 1, 2004; Annual Fee b4                $  7,200.00
                                        taxes of $7,200 billed Jan 1, 2005 (Sep-Dec 04:
                                        $2400 b4 taxes); payable in advance
------------------------------------------------------------------------------------------------------------
Shallowbrook Farms                      Contract from Aug. 15/04.  Rent of three                 $  1,242.00
                                        licences/radios @ $34.50/mth
------------------------------------------------------------------------------------------------------------
Talk Wireless                           ongoing; no end date; quarterly billing starting         $    990.00
                                        April 2003
------------------------------------------------------------------------------------------------------------
TOTAL VOICE:                                                                                    $289,468.00
------------------------------------------------------------------------------------------------------------
TOTAL EXPECTED ANNUAL REVENUE:                                                                  $436,078.00
------------------------------------------------------------------------------------------------------------

      Incrementally the Company has an open or standing offer from CBSA (Canadian Border Services Agency) for maintenance of certain radio equipment, and KP shall as well be the exclusive agent for the Company in servicing the (CBSA) contract if and when it is concluded, at which time the CBSA contract shall become a Managed Contract.

      Further KP is hereby appointed the exclusive manager of all spectrum licenses currently held or to be applied for by the Company. Presently, this consists of approximately 40 400Khz/900Kz licenses and several 18Ghz licenses being applied for; a complete list of these licenses (including license pending) may be found in Appendix B hereto and they are herein sometimes referred to as the "Company Spectrum Licenses".

1.2   Ownership of Contracts and Spectrum; Liability

      For greater certainty, the Company is not transferring to KP hereunder either ownership of, or liability, for the Managed Contracts nor is it transferring ownership of the Company Spectrum Licenses. The Company is only appointing KP as its exclusive agent, authorized to act in the name of the Company in all matters pertaining to the use, operation and management of the Managed Contracts and/or the Company Spectrum Licenses.

1.3   Maintenance of Licenses

      The Company shall be responsible for ensuring that all Company-owned equipment and Company Spectrum Licenses utilized by the Managed Contracts are duly licensed (or the license has been duly applied for) from the effective date hereof and are maintained in good standing throughout the Term.

1.4   Compensation pursuant to Article 1.0

      KP shall use its reasonable commercial efforts on behalf of the Company to collect all revenues due pursuant to the Managed Contracts in a timely manner and KP shall be entitled to retain 90% of the gross revenues collected as its fee for managing the Managed Contracts and the Company Spectrum Licenses as set out in this Article 1.0. KP shall forward 10% of the gross revenues it collects pursuant to these contracts to the Company in accordance with the provisions of section 4.9

      Throughout this agreement, "gross revenues" shall mean, without double-counting, all revenue collected by a party from exercising their rights and performing the services and providing the goods expected of them hereunder less (a) credit notes which a party bona fide and in the ordinary course of business determines it necessary or desirable to issue to third parties, and (b) applicable taxes charged by a party in accordance with prevailing laws and regulations.

1.5   Future Contracts

      KP shall, on an exclusive basis (including to the exclusion of the Company itself) be entitled to use its reasonable commercial efforts to exploit the underutilized spectrum available and as a result of the Company's Spectrum Licences., to enter into airtime and circuit fee type service provision contracts with third parties in KP's own name. KP, while maintaining these contracts in its own name and being responsible for all aspects of such future contracts, shall pay the Company a network/spectrum usage fee of 7.5% of the gross revenues attributable to the use of the Company's Spectrum Licenses that it collects pursuant to any such future contracts in accordance with the provisions of section 4.9. Contracts awarded KP pursuant to which KP does not use any Company Spectrum Licenses, shall not be subject to this usage fee.

2.0   Leasing of Radio and Network Equipment

2.1   Equipment to be Leased

      For the purpose of fulfilling its obligations under Article 1.0, above, and in order to pursue its own business goals, KP does hereby lease from the Company throughout the Term its existing network equipment, including all Company owned portable and mobile equipment such as radio and support equipment. A complete list of this equipment is attached as Appendix C and such equipment is herein sometimes referred to as the "Leased Equipment". The consideration to be paid for the Leased Equipment and the other entitlements of KP pursuant to this Article 2.0 is set forth in section 2.5.

2.2 Leased Equipment located in/on Physical Facilities Controlled/Operated by the Company

      It is intended that the Leased Equipment will remain on premises (collectively, the "Facilities Premises") owned by, leased to or otherwise accessed by the Company (including pursuant to its contractual rights under the Managed Contracts) as part of the Company's obligations hereunder. For greater certainty KP is not leasing or subleasing premises (i.e., physical facilities or real property) from the Company; KP is leasing the personal property comprising the Leased Equipment on an as is, where is basis. Where this Leased Equipment is located on Facilities Premises then included within the equipment lease set out in section 2.1 is the right of KP, at no incremental cost, to continue to locate the Leased Equipment and the KP Replacement Equipment (defined below) and where required (in KP's sole discretion) to place incremental equipment owned or leased by KP (the "KP Incremental Equipment") in or on the Facilities Premises as may be required or desired to meet its obligations under Article 1.0 above, including to service its own contracts under section 1.5. The Company shall, in or on Facilities Premises, allow, and take such steps as may from time to time be required to enable, KP unfettered and unrestricted 7x24 access to the Leased Equipment, the KP Replacement Equipment and the KP Incremental Equipment located on such premises. KP shall be entitled to this access for any and all purposes, including for equipment monitoring, maintenance (planned or demand), repair or observation.

      Further, the Company shall, in order to facilitate access to such equipment, introduce KP to such third parties as its Contract/Spectrum Manager, thereby extending the Company's existing rights of access to the Facilities Premises to KP. KP will exclusively manage all Leased Equipment, KP Incremental Equipment and KP Replacement Equipment located in or on the Facilities Premises. The Company shall not, under any circumstances, block or challenge (through legal process or otherwise howsoever) such access or modify locks, passwords or engage in any other activity which may affect detrimentally KP's ability to execute its responsibilities and rights under this Letter Agreement.

2.3   Network Maintenance & Upgrades

      Leased Equipment replaced or removed by KP from a facility or premises due to state of repair or obsolescence issues or because it otherwise has reached the end of its useful commercial life shall be returned to the Company for its disposal. KP at its own expense and as required to meet its obligations as contained in Article 1.0 hereof will replace equipment so removed (the "KP Replacement Equipment"). KP

      Replacement Equipment shall be, vis a vis the Company, the property of KP and the Leased Equipment thus replaced or removed will be deleted from Appendix C contemporaneous with and effective as at and from the date of its replacement or removal.

      KP shall, within 90 days of the signing of this Letter Agreement, working with the Company and at KP's expense, survey all existing physical facilities of or used by the Company and assure itself that the facilities utilized for the purpose of servicing the Managed Contracts meet both industry standards and, to the extent they are higher than industry standards, KP's own commercially reasonable standards. The Company shall allow KP to upgrade and replace Leased Equipment on an as required basis to meet these standards.

      Notwithstanding that 100% of the Leased Equipment may ultimately be replaced (including tower relocation etc.), the Term of this Letter Agreement and the obligations and revenue splits set forth herein shall remain unchanged and in full force and effect.

2.4   Insurance, Compliance with Laws, etc.

      KP shall maintain at all times insurance coverage in accordance with prevailing industry standards in respect of the Leased Equipment, the KP Replacement Equipment and the KP Incremental Equipment, which insurance payments it shall self-fund. To the extent required, the Company shall provide KP with such assistance and documentation as may be required by KP in order to bind such insurance. As well, it shall be the responsibility of the Company to maintain insurance coverage in accordance with prevailing industry standards on its business operations generally, including for public liability, and on the Facilities Premises. If requested by KP, the Company shall provide KP with copies of all such policies. In addition, the Company shall advise its insurers in writing (copied to KP) that any correspondence (including in respect of renewals and revisions) in respect of such policies must be delivered to KP coincidental with delivery to the Company.

      KP shall as well maintain and operate the Leased Equipment, the KP Replacement Equipment and the KP Incremental Equipment in accordance with prevailing laws and regulations. This obligation does not affect the requirement of the Company to maintain the appropriate spectrum and Leased Equipment licenses pursuant to section 1.3.

2.5   Compensation pursuant to Article 2.0

      The Company shall receive from KP an amount equal to 20% of the gross revenues collected by KP from Managed Contracts utilizing the Leased Equipment or KP Replacement Equipment. Additionally the Company shall receive from KP an amount equal to 10% of the gross revenues collected by KP from new clients whose air time or circuit sales require their signal to pass through the Leased Equipment or KP Replacement Equipment.

3.0   Physical Facilities Management

3.1   General

      The ongoing business of the Company is the provision of physical facilities to wireless networks. It is explicitly acknowledged by the parties that, notwithstanding anything contained in this Letter Agreement, KP is not proposing or agreeing to provide any property or physical facility management services to or on behalf of the Company. It is specifically noted and agreed that KP will not be leasing (or sub-leasing) any Facilities Premises.

      The Company shall supply at its own cost the facilities premises as required by the Company to meet its obligations under the Managed Contracts. The facilities premises required to meet these obligations will be given first priority over any and all facility agreements currently in place, contemplated or entered into subsequent to the date hereof.

3.2   Existing Facility

      The following is a list of the existing Facilities Premises. Attached as Appendix D are the leases and contracts by which the Company has access to these Facilities Premises.

---------------------------------------------------------------------------------------------------------------------------------
                                                                                      Duration (END            Clients using
        Facility               Location               Type of Arrangement           Date of Agreement)            Facility
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Douglas Memorial           Ft. Erie          MaxTel / NHS Link equipment housed     Jan. 31, 2008         Niagara Health System
Hospital                                     with heat and back-up power                                  + all voice clients
                                                                                                        (trunked radio network)
---------------------------------------------------------------------------------------------------------------------------------
N-O-T-L Hospital           Niagara On the    Telus Tower houses MaxTel / NHS Link   Jan. 31, 2008         Niagara Health System
                           Lake              through agreement between Telus and
                                             NHS
---------------------------------------------------------------------------------------------------------------------------------
Pt. Colborne General       Port Colborne     MaxTel / NHS Link equipment housed     Jan. 31, 2008         Niagara Health System
Hospital                                     with heat and back-up power
---------------------------------------------------------------------------------------------------------------------------------
Greater Niagara General    Niagara Falls     MaxTel / NHS Link equipment housed     Jan. 31, 2008         Niagara Health System
Hospital                                     with heat and back-up power
---------------------------------------------------------------------------------------------------------------------------------
Welland County Hospital    Welland           MaxTel / NHS Link equipment housed     Jan. 31, 2008         Niagara Health System
                                             with heat and back-up power
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                                                      Duration (END            Clients using
        Facility               Location               Type of Arrangement           Date of Agreement)            Facility
---------------------------------------------------------------------------------------------------------------------------------
St. Catharines General     St. Catharines    MaxTel / NHS Link equipment housed       Jan. 31, 2008       Niagara Health System /
Hospital                                     with heat and back-up power                                  Port Colborne Poultry
---------------------------------------------------------------------------------------------------------------------------------
Shaver Rehab Centre        Thorold           MaxTel / NHS Link equipment housed       Jan. 31, 2008       Niagara Health System
                                             with heat and back-up power
---------------------------------------------------------------------------------------------------------------------------------
Thorold Hub                Thorold           15-year lease back commencing May         May 14, 2017           All voice and
                                             15, 2002                                                     broadband clients +
                                                                                                          Terago, Environment
                                                                                                            Canada, PasWord,
                                                                                                        Enbridge, Talk Wireless
                                                                                                               pay rental
---------------------------------------------------------------------------------------------------------------------------------
Renaissance Fallsview      Niagara Falls     Contra-agreement, tower space for          31-Mar-05         Renaissance Fallsview
Hotel                                        radios                                                      Hotel / Coutts Library
                                                                                                          Service / all voice
                                                                                                         clients (trunked radio
                                                                                                                network)
---------------------------------------------------------------------------------------------------------------------------------
Hydro One                  Grimsby           Ten-year lease, with yearly                31-Aug-10            Enbridge / Port
                                             incremental                                                    Colborne Poultry
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Mountain Cable             Caledonia         Five-year lease, renewable for next        31-Mar-05           - All voice clients
                                             5 yrs., from Feb 1, 2000                                          - (trunked
                                                                                                             radio network)
---------------------------------------------------------------------------------------------------------------------------------
Dominic Rosati             Welland           Twenty year lease (Mthly pmt of          Oct. 31, 2021            Vacant Land
                                             $333.33), from Nov 1, 2001
---------------------------------------------------------------------------------------------------------------------------------
Hamilton Hydro             Hamilton          Radio transmitter equipment stored          ongoing          Port Colborne Poultry
                                             at site to transmit signal; no
                                             leasing costs; FibreWired bills for
                                             monitoring system
---------------------------------------------------------------------------------------------------------------------------------
Port Colborne Poultry      Oakville          FibreWired  equipment used to              14-Jul-07         Port Colborne Poultry
                                             service client at site
---------------------------------------------------------------------------------------------------------------------------------
Port Colborne Poultry      Port Colborne     MaxTel equipment used to service           14-Jul-07         Port Colborne Poultry
                                             client at site
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                                                      Duration (END            Clients using
        Facility               Location               Type of Arrangement           Date of Agreement)            Facility
---------------------------------------------------------------------------------------------------------------------------------
Port Colborne Poultry      St. Catharines    MaxTel equipment used to service           14-Jul-07         Port Colborne Poultry
                                             client at site
---------------------------------------------------------------------------------------------------------------------------------
Coutts Library             Niagara Falls     No MaxTel equipment on site -              14-Mar-06            Coutts Library
                           N.Y.              Ethernet & Mntnce fee is billed to                                 Services
                                             client annually
---------------------------------------------------------------------------------------------------------------------------------
Coutts Library             Niagara Falls,    No MaxTel equipment on site -              14-Mar-06            Coutts Library
                           ON                Ethernet & Mntnce fee is billed to                                 Services
                                             client annually
---------------------------------------------------------------------------------------------------------------------------------
Fire Station               Campden           Tower & equipment stored on site to        31-Dec-12             Voice clients
                                             provide service to Lincoln FD                                 including Lincoln
                                                                                                           Fire Dept. (Trunked
                                                                                                              radio network)
---------------------------------------------------------------------------------------------------------------------------------
Fire Station               Beamsville        Tower & equipment stored on site to        31-Dec-12          Lincoln Fire Dept.
                                             provide service to Lincoln FD
---------------------------------------------------------------------------------------------------------------------------------
Queenston Bridge           Queenston, ON     MaxTel equipment stored on site to         31-Mar-05             Voice clients
                                             provide service to CBSA                                        including CBSA
                                                                                                        (trunked radio network)
---------------------------------------------------------------------------------------------------------------------------------

      The Company may, provided it has received the prior written consent of KP thereto (consent not to be unreasonably withheld) abandon any or all of the Facilities Premises not required by KP to meet its obligations under the Managed Contracts or for its own purposes, including pursuant to sections 1.5 and 3.5.

3.3   Existing Facilities Provisioning Agreements

      The following is a list of all of the existing physical facility supply agreements entered into between the Company and third parties, copies of which are attached as Appendix E hereto.

      These agreements (and any other existing or subsequently entered into physical facility supply agreements that are not listed below) are and remain the sole responsibility of the Company, who retains responsibility for servicing these contracts, maintaining the Facilities Premises, providing adequate insurance pursuant to section 2.4 thereon, collecting monies owed, assuring all utility and other operating costs are satisfied and paying third party suppliers and contractors as required.

-------------------------------------------------------------------------------------------
         Company                       Contract Terms                        Annual Revenue
-------------------------------------------------------------------------------------------
Enbridge                        Contract from Nov. 1/02 onward;                $10,045.00
                                started at ($4400+5400)/yr. &
                                adjustable according to
                                Consumer Price Index each
                                Nov 1st.
-------------------------------------------------------------------------------------------
Environment Canada              Contract from  Nov 20, 2003 to                 $ 3,952.00
                                Jun 30 2006 (3 yrs); $3800/yr,
                                increasing 4% per year after 2003
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
PasWord Communications          Paid quarterly in advance                      $ 5,040.00
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
TeraGo Networks Inc.            Paid monthly in advance ($400.00 + GST)        $ 4,800.00
-------------------------------------------------------------------------------------------
TOTAL TOWER ANNUAL RENTAL:                                                     $23,837.00
-------------------------------------------------------------------------------------------

3.4   New Third Party Physical Facility Supply Agreements

      Additional and future requests from third parties to place their equipment in or on any Facilities Premises will require the prior written consent of KP thereto, such consent not to be unreasonably withheld. It shall be reasonable for KP, acting reasonably, to withhold consent based on availability of space, interference with existing equipment or contractual obligations, actual or potential breaches of law or regulation and to legitimate safety issues that the parties may work to solve.

      To assist the Company in its facility supply business, KP shall forward to the Company for its consideration and in a timely manner any commercially reasonable requests it receives directly from third parties to place equipment on the Facilities Premises. Should the Company choose to offer a facilities supply agreement to the KP provided requesting party, KP still retains and reserves the right to examine the final proposal and approve the proposed installation as per the above paragraph.

3.5   KP Physical Facility Supply Agreements

      KP shall, subject only to the requirements of the Managed Contracts to which KP's need in this section are subordinate, be entitled to place KP Incremental Equipment related to its own business as a wireless services provider on Company-operated infrastructure. For greater certainty, KP's business plan envisages it providing broadband, WiFi and WiMax services throughout the Niagara region. The Company shall, in a timely manner, place or allow to be placed all such KP Incremental Equipment upon the Facilities Premises upon request from KP. This shall be at no cost to KP except where otherwise specified in this Letter Agreement and other than for KP being responsible to reimburse the Company for all the Company's reasonable disbursements incurred as a result of this placement and for any incremental rent due to the owner of the relevant Facilities Premises as a result of such equipment placement. This placement shall be subject only to the Managed Contracts priority, above, and to availability of space, non-interference with existing equipment, compliance with laws and regulations and legitimate safety concerns that the parties will work to solve. This arrangement shall not constitute a Facilities Premises sub-lease and KP does not assume any of the responsibilities of the Company in terms of its leases with third parties as a result of this arrangement, provided that KP shall comply with all applicable laws and contractual obligations of the Company (in respect of the relevant Facilities Premises) of which it is made aware.

4.0   Other Matters

4.1   Total Compensation

      Notwithstanding anything else contained herein, the total compensation entitlement of the Company as a result of the aggregate of the amounts due and payable monthly pursuant to sections 1.4, 1.5 and 2.5 hereof shall be the greater of (a) $22,500 per month (plus GST) or (b) the amount calculated as a result of the provisions of sections 1.5 and 2.5, provided that in no event shall the total compensation received under these two sections be greater than $25,000 per month (plus GST). If the amount calculated pursuant to sections 1.4, 1.5 and 2.5 is less than $22,500/month, KP shall make up the shortfall from its own resources and if the amount so calculated is greater than $25,000/month, KP shall be entitled to retain the overage.

      Should the CBSA contract listed in section 1.1 hereof fail for any reason to be renewed at any time on at least the same financial terms and conditions, the minimum entitlement to the Company of $22,500 (plus GST) shall be reduced proportionally.

      The Company's revenues from its ongoing facilities supply business are not included in these calculations and its earnings as a result of these efforts are not of concern to KP.

4.2   Direction to Pay Lien holders, Chattel Mortgages and other such
      Encumbrances

      The parties acknowledge that much of the network equipment/operational ability of the Company is encumbered by various lenders, lease-holders or landlords.

      These include the following monthly and recurring amounts (as same may be amended from time to time in the ordinary course):

                         Account                            Amount
            Niagara Wireless ~ Thorold Tower              $ 2,900.00
            Property Taxes ~ Thorold Tower                $ 1,318.56
            Hydro ~ Thorold Tower                         $   400.00
            Telephone ~ Thorold Tower                     $   160.00
            Property Insurance ~ Thorold Tower            $   167.00
            Property Maintenance ~ Thorold Tower          $   232.94
            Mountain Cable Tower Fees                     $   439.00
            Falls View/Renaissance Tower                  $   600.00
            CIT                                           $ 6,532.50
            DANA                                          $ 3,000.00
            I-Trade                                       $ 3,000.00
            Voice Network Licence Fees                    $ 3,000.00
            Broadband Licence Fees                        $   500.00
                                                          ==========
                                                           22,250.00

      The Company hereby authorizes KP to deduct from any payments due to the Company hereunder the amounts specified in the above table (as same may be increased as a result of interest or penalty charges) and pay the amounts directly to the relevant creditors. KP will provide proof of payment of the amounts deducted and paid concurrent with providing the monthly payments to the Company pursuant to section 4.9.

4.3   Other Accounts

      KP shall be responsible for the following recurring payments (together with the ongoing operating costs of its own business) in its own right without deduction or set off against amounts it owes to the Company hereunder:

                      Account                                Monthly
            Fibre Wire ~ Internet                          $   430.00
            Fibre Wire ~ Cisco Switch                      $   440.00
            Fibre Wire ~ Maintenance Contract              $   215.00
            Office Rent                                    $ 1,647.38
            Network Insurance                              $ 2,156.41
            Blink Communications (Fibre Back Haul)         $   510.00
                                                           ==========
                                                           $ 5,398.79

            Company payables not specifically mentioned above remain the sole responsibility of the Company to pay on a timely manner, not prejudicial to its (or by implication KP's) business. For greater certainty KP is not responsible for payment of the following non-exclusive list of ongoing commitments by the Company (nor will it provide management services or payment services in respect of any of the following).

                        Account                           Monthly
                  Welland Property                       $  333.33
                  Welland Taxes                          $   10.00
                  Grimsby Tower                          $1,000.00
                  Truck Payment                          $  644.95
                  Dell                                   $  188.39
                  ------------------------------------------------
                                    Total:               $2,176.67
                  ------------------------------------------------

4.4   Current Company Accounts Receivables

      Accounts receivable due to the Company as at October 1, 2004 shall be collected and processed by KP in accordance with the provisions of this Letter Agreement notwithstanding that they existed prior to the commencement of the Term; provided, however, that to the extent that the prepayments received by the Company prior to October 1, 2004 in respect of Managed Contracts as set forth in section 4.5 exceeds the amounts that the Company would otherwise be entitled to from the said accounts receivable collected, KP shall be entitled to retain this amount for its own account.

      To the extent that, after such set-off, there remains an amount of prepaids (less the entitlement thereto that the Company would, in the ordinary course hereunder, be entitled to) in excess of the said collected accounts receivable, this shall be a debt due from the Company to KP and the Company shall secure this debt in favor of KP by providing KP with a specific lien on or right of first refusal to the Company Spectrum Licenses in form and substance satisfactory to KP.

4.5   Supply of Prepaid Goods and Services

      The following sets out the prepayments received by the Company in respect of the Managed Contracts as at October 1, 2004. KP assumes its responsibility as set forth in Article 1.0 for these Managed Contracts throughout the prepaid period.

-------------------------------------------------------------------------------------------------------
                                              Orig. Amount Of           Remaining         Date Of Last
               Client                         Deferred Income            Amount             Payment
-------------------------------------------------------------------------------------------------------
Lincoln Fire Dept.                                 $9,170.10             $2,009.88        Dec 24, 2003
-------------------------------------------------------------------------------------------------------
Board of World Mission                             $9,500.00             $6,000.00        May 17, 2004
-------------------------------------------------------------------------------------------------------
Niagara Falls Fire Depart.                       $393,940.92           $120,000.00      April 30, 2003
-------------------------------------------------------------------------------------------------------
Niagara Health System (2005)                      $22,537.13             $6,603.51        July 8, 2004
-------------------------------------------------------------------------------------------------------
PasWord Communications                             $1,348.20               $449.40        Sep. 2, 2004
-------------------------------------------------------------------------------------------------------
Port Colborne Poultry - Airtime (2005)            $62,100.00            $42,400.00        July 2, 2004
-------------------------------------------------------------------------------------------------------
Port Colborne Poultry - Internet (2005)            $6,831.00             $4,510.00        July 2, 2004
-------------------------------------------------------------------------------------------------------
Port Colborne Poultry (to 2004)                  $115,084.80            $19,304.10       July 31, 2003
-------------------------------------------------------------------------------------------------------
St. John's Ambulance                               $2,760.00             $1,809.88       Aug. 31, 2004
=======================================================================================================
                                                      TOTAL:           $203,086.77
=======================================================================================================

4.6   Non-Assumption of Payables and Other Debts

      KP assumes no responsibility for payables or other business debts of the Company prior to October 1, 2004 other than those explicitly mentioned in this Letter Agreement, nor does it accept any responsibility for any debts incurred by the Company post October 1, 2004. All purchases by KP from third parties made on behalf of the Company will be by means of a KP Purchase Order duly executed by authorized KP personnel; any purchase by a Company representative made without a duly executed KP Purchase Order will not be honored by KP.

4.7   Property and Tower Leases

      The Company shall ensure that it is fully compliant with all Facilities Premises lease terms and conditions from the date of this agreement and throughout the Term (save those responsibilities assumed by KP hereunder). To assure that all fees due in respect of Facilities Premises and attributable to incremental users are correctly calculated and timely paid, KP will maintain a drawing of such facilities which have incremental payments due based upon usage and be responsible for calculating the rents due and organizing the payment thereof.

      The following "sites" are currently occupied on the Thorold Tower:

----------------------------------------------------------------------------------------------
Company                         Contract Terms                                  Annual Revenue
----------------------------------------------------------------------------------------------
Enbridge                        Contract from Nov. 1/02 onward; started at      $   10,045.00
                                ($4400+5400)/yr. & adjustable according to
                                Consumer Price Index each Nov 1st.
----------------------------------------------------------------------------------------------
Environment Canada              Contract from  Nov 20, 2003 to                  $    3,952.00
                                Jun 30 2006 (3 yrs); $3800/yr, increasing
                                4% per year after 2003
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
PasWord Communications          Paid quarterly in advance                       $    5,040.00
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
TeraGo Networks Inc.            Paid monthly in advance ($400.00 + GST)         $    4,800.00
----------------------------------------------------------------------------------------------
TOTAL TOWER ANNUAL RENTAL:                                                      $   23,837.00
----------------------------------------------------------------------------------------------

4.8   Location of Leased Equipment

      Attached as Appendix F is a map of the Niagara Region showing the location of all Company owned or operated facilities, the Leased Equipment located thereon and any third party equipment co-located thereon, as well as any interconnects between the Company owned or operated facility and the PSTN, Internet or third party operated facility or services.

4.9   Payments

      In respect of amounts due to the Company by KP that are based on percentages of gross revenue collected, they shall, net of any distributions made by KP on the Company's behalf or other set-offs, be paid by KP to the Company by the 10th day of each month in respect of amounts actually collected by KP during the month previous. Such payments shall be accompanied by a reconciliation of all monies received during the previous month on the Company's behalf complete with a status report as to the state of each account.

4.10  Banking

      To assist in the collection and disbursement of funds the Company will facilitate or provide the required documentation to allow KP to open and have signing control of a new Company bank account with the Company's existing bank under the name of

      "MaxTel Wireless". KP will forward the Company's payment entitlements to this account under the terms specified elsewhere in this Letter Agreement. (If the Company changes banks, the same provision shall ensue with the Company's new bank, and so on.)

4.11  Office Space

      It is understood that the Company will move its business office (including their telephone complete with their telephone number) to 49 Hayes Rd., Thorold, Ontario within 3 business days of the Company's execution of this Letter Agreement. KP shall, substantially contemporaneous with such move, arrange with the Company's existing landlord to sub-let its existing premises at 4100 Victoria Avenue, Vineland, Ontario provided that the terms and conditions do not significantly alter to the detriment of KP in its reasonable discretion.

4.12  Disputes

      The Company and KP will each appoint a representative to oversee the relationships described herein. The representatives will meet periodically to review, among other items, the status of each Managed Contract, including adherence by KP to the terms of the relevant Service Level Agreements, renewal possibilities and the state of the accounting.

      In the event that any disagreement arises between the parties with reference to this Letter Agreement or any matter arising hereunder and upon which the parties representatives cannot agree in a timely fashion, then every such disagreement shall be referred to arbitration in the Province of Ontario, pursuant to the provisions of the Arbitration Act (Ontario) as same may be modified, supplemented or revised, and in accordance with the laws of the Province of Ontario which shall govern, and the following provisions shall govern any arbitration hereunder:

            (i) arbitration shall be binding and determinative, without rights of appeal;

            (ii) the reference to arbitration shall be to a single independent arbitrator agreeable to the parties, acting reasonably, such arbitrator to be agreed to within ten (10) days of the decision to arbitrate a matter and such arbitrator to have the technical background and/or expertise necessary to competently address the issues extant;

            (iii) the arbitrator shall rule in a timely manner, unless circumstances are extenuating, within thirty (30) days of appointment; and

            (iv) in making his determination, the arbitrator shall be given access to and copies of such documents as he shall request.

      In the event that the provisions of this section conflict with the provisions of the Arbitration Act (Ontario) aforesaid, the terms hereof shall have precedence. In the event that the parties fail to select an arbitrator pursuant to the provisions of subsection (ii) above, either party may apply to the court of competent jurisdiction to appoint an arbitrator, a decision from which there shall be no rights of appeal.

4.13  Bankruptcy or Insolvency of the Company

      In the event that the Company should become bankrupt, insolvent or otherwise wind-up or conclude operations KP's obligations to continue to pay the various debt holders and property holders as set out herein shall remain in effect with any unused balance of funds being deposited in the bank account provided for above or until otherwise instructed by an official responsible for the Company in the circumstances.

4.14  Non-Compete

      The Company agrees to not compete with, directly or indirectly, KP in its business of contract management and communications services provisioning outside of the Niagara region during the Term. KP accepts that the Company is involved in facilities provisioning in the Niagara region and agrees to not compete with, directly or indirectly, the Company in the Niagara region in that regard during the Term.

4.15  Asset Purchase

      KP hereby purchases from the Company by means of settlement of the Company's existing debt to KP (which, for greater certainty, does not include the debt established pursuant to section 4.4 hereof) all of the Company's movable assets such as, without limitation, spare parts, office furniture and furnishings, testing equipment, and including as non-exhaustively listed in Appendix G hereto. The estimated amount of the Company's debt to KP on September 30th, 2004 is $60,000.

4.16  Legal Advice and Conditions Precedent

      Each party shall seek its own legal advice as to the terms and conditions herein contained, and acknowledges having been advised to do so. The binding effect of this Letter Agreement is subject to KP, in its sole discretion, being satisfied that the secured debt holders of the Company have approved the terms hereof as they relate to the debt repayment plan, and that Wireless Age Communications Inc. has approved this agreement. KP can waive either or both of these conditions in writing.

4.17  Confidentiality

      During the course of this engagement, information furnished by or on behalf of one of us (the "Disclosing Party") to the other of us (the "Receiving Party") including all financial, trade, systems, services, techniques and processes, operational and other information, market analysis and projections concerning the Disclosing Party, its personnel, assets and operations, all documentation and any copies thereof relating to any of such information, whether in oral, written, graphic, electronic or other tangible form, shall be considered, for purposes of this Agreement, "Confidential Information"; provided, however, that if delivered orally, the Disclosing Party shall follow up such oral disclosure within 10 business days thereof with a written statement to the Receiving Party that identifies and confirms the oral disclosure to be confidential for such oral disclosures to be Confidential Information for the purposes hereof.

      The Receiving Party acknowledges that the Confidential Information is confidential and a valuable asset of the Disclosing Party and is and at all times shall remain the exclusive property of the Disclosing Party. The Receiving Party shall safeguard the Confidential Information as if it were its own confidential information and will limit the disclosure of such Confidential Information to its authorized personnel including employees, officers, directors, affiliates or representatives (including without limitation financial advisors, attorneys and accountants) on a "need-to-know" basis.

      The Receiving Party shall use the Confidential Information provided to it only for the purposes related to this letter of engagement unless otherwise approved by the Disclosing Party in writing. Forthwith upon the termination of this Letter Agreement howsoever the Receiving Party shall forthwith return to the Disclosing Party all Confidential Information and copies thereof provided to the Receiving Party.

      The foregoing confidentiality and nondisclosure obligations with respect to Confidential Information shall not apply to any portion of the Confidential Information (i) which is or becomes known or generally available to the public through no fault of the Receiving Party, or (ii) which is already known by the Receiving Party or its personnel at the time of disclosure by or on behalf of the Disclosing Party without similar confidentiality restrictions, or (iii) which has been or is independently developed by the Receiving Party or its personnel, or (iv) which is rightfully disclosed to the Receiving Party or its personnel by a third party(ies) without confidentiality restrictions, or (v) which is required to be disclosed by the Receiving Party pursuant to a court or administrative order (in which case the Receiving Party shall promptly inform the Disclosing Party of any such order to allow the Disclosing Party, at its expense, to oppose any such order). These obligations of confidentiality shall survive for a period of two (2) years from the termination date of this Letter Agreement.

4.18  Reliability of Information Received

      In acting on behalf of the Company, KP is, without independent investigation, entitled to rely upon the representations made to it by the Company or its directors, officers, employees, consultants or agents in respect of the Company's business, operations, personnel and the general business environment within which the Company operates. Subject to compliance with applicable laws, the Company shall keep KP fully informed of all material changes concerning the Company occurring during the Term and advise KP of any circumstances or developments which might be relevant to the performance of its engagement.

4.19  Independent Contractors

      This Letter Agreement shall not create or be deemed to create the relationship of a joint venture, partnership, employer, employee or association among and between KP and the Company. It is expressly understood and agreed that the parties herein are independent contractors of the other for any and all purposes.

4.20  Non-Disclosure

      Neither KP nor the Company will make or issue any public disclosure or announcement relating to this Letter Agreement or the transactions contemplated hereby except with the prior written approval of the other party (not to be unreasonably withheld) or as required by law.

4.21  Non Assignability

      Neither party shall assign this Letter Agreement or any right, interest or benefit accruing to it hereunder without the prior written consent of the other party, save KP's right to assign this Letter Agreement (in whole or in part) to Wireless Age Communications Inc. or a party designated by Wireless Age Communications Inc. The rights, benefits and obligations contained in this letter of engagement shall bind and inure to the benefit of the successors and permitted assigns of each of KP and the Company.

4.22  Governing Law

      This Letter Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

4.23  Entire Agreement

      This Letter Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior contracts, agreements and understandings between the parties in connection therewith. There are no oral warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth or referred to herein. No modification, amendment, alteration, waiver or termination of this engagement shall be binding unless executed in writing by the parties hereto.

4.24  Severability

      If any particular term, condition or other provision of this Letter Agreement shall be found void, voidable or unenforceable for any reason whatsoever in a particular jurisdiction, then such term, condition or other provision shall be deemed severed from the remainder of this letter in that jurisdiction and all other terms, conditions and other provisions hereof shall remain in full force and effect.

4.25  Notices

      Any notice required or permitted to be given hereunder shall be in writing and shall deemed to be effectively given if (i) hand-delivered, or (ii) sent by prepaid registered mail, in the case of notice to KP, if addressed to it care of the President at 4100 Victoria Ave., Vineland, Ontario and in the case of notice to the Company, if addressed to it care of the President at 49 Hayes Road, Thorold, Ontario. Any notice so given is deemed conclusively to have been given and received when so hand-delivered or on the 4th day following the sending thereof by prepaid registered mail. Any party hereto may change any particulars of its address for notice by notice to the others in the manner aforesaid. Actual notice, howsoever delivered, shall constitute notice as well.

4.26  Further Assurances.

      The parties hereto shall, with reasonable diligence, do all such acts and things and provide all such reasonable assurances as may be required to further and to consummate the transactions contemplated hereby, and each party hereto shall provide such further documents or instruments as may be reasonably necessary or desirable to effect the purposes of this Letter Agreement

************************************

KNOWLTON PASS ELECTRONICS INC.

Per:
    ----------------------------------------

Agreed this 1st day of October, 2004.


MAXTEL WIRELESS INC.


PER:
    ----------------------------------------
        Tom Letourneau, President & CEO


PER:
    ----------------------------------------
        Pat Gray, VP Marketing